OLD POINT FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER 2005 EARNINGS

October 18, 2005, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today that its assets rose to $728.2 million, a 5% increase over September 30, 2004 assets of $692 million. Net loans increased by 10% to $466.2 million. Net income for the quarter was $1.7 million and $5.6 million for the nine months ending September 30 2005, as compared with third quarter 2004 net income of $2.1 million and $6.5 million for the first nine months of 2004. Basic earnings per share were $.43 for the quarter and $1.40 year-to-date. Diluted earnings per share for the same periods were $.42 and $1.38, respectively.

“We are building for the future,” said Robert F. Shuford, Chairman President and CEO of Old Point Financial Corporation. “We have increased staff by twenty people since last year. The additional positions are to staff and support three new branches that either are already open, or will open within the next few months. In fact, our investment has already begun to pay off – net loans grew by $33 million during the third quarter. “ The Independence office in the Town Center area of Virginia Beach is now open. The office, the eighteenth location for Old Point National Bank, also is home to a commercial lending staff. The nineteenth office, in the Eagle Harbor section of Isle of Wight County, should open in early 2006. Eagle Harbor will be the third new office to open within a twelve month period.

Net interest income has declined due to a significant increase in the cost of deposits and other funding sources. While short term interest rates have risen dramatically in the past twelve months, longer term rates have remained fairly stable. This compression of the yield curve has put pressure on the net interest margin.

Other factors affecting earnings are a significant increase in salaries and employee expenses and an increase in Marketing expenses associated with a front-end loaded consumer deposit strategy. In addition, as a publicly traded company on NASDAQ, Old Point Financial Corporation is subject to the requirements of the Sarbanes Oxley Act (SOX), which requires companies to ensure compliance with stringent internal control procedures. Old Point has committed significant resources to comply with Sarbanes Oxley.

Return on Average Assets (ROA) for year-to-date 2005 is 1.08%, and Return on Average Equity (ROE) is 10.69%.

Old Point Financial Corporation, ("OPOF" - Nasdaq SmallCap Market) is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 18-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286

Old Point Financial Corporation
Consolidated Balance Sheets
Unaudited

(in thousands, except per share data)

Assets
	30-Sep-05	30-Sep-04
Cash and due from banks	$ 18,968	$ 19,483
Federal funds sold	7,022	17,986
Cash and cash equivalents	25,990	37,469
Securities available-for-sale, at fair value	194,883	188,202
Securities held-to-maturity
(fair value approximates $3,161 and $9,542)	3,115	9,224
Loans, net of allowance for loan losses of
$4,245 and $4,671	466,162	424,561
Premises and equipment, net	20,569	17,710
Other Assets	17,527	14,855

Total Assets	$ 728,246	$ 692,021

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$ 112,673	$ 110,010
Savings deposits	190,650	195,765
Time deposits	227,664	216,019
Total deposits	530,987	521,794
Federal funds purchased, repurchase agreements
and other borrowings	54,001	39,287
Federal Home Loan Bank Advances	70,000	60,000
Accrued expenses and other liabilities	2,079	3,080

Total Liabilities	657,067	624,161

Stockholders' Equity
Common stock, $5.00 par value	20,081	20,026
2005 2004
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 4,016,290 4,005,172
Additional paid-in capital	14,160	13,600
Retained earnings	38,437	33,741
Accumulated other comprehensive income(loss)	(1,499)	493

Total stockholders' equity	71,179	67,860

Total liabilities and stockholders' equity	$ 728,246	$ 692,021

Old Point Financial Corporation
Consolidated Statements of Income
Unaudited

(in thousands, except per share data)

Interest and Dividend Income:	3 Months Ended	3 Months Ended	9 Months Ended	9 Months Ended
	30-Sep-05	30-Sep-04	30-Sep-05	30-Sep-04
Interest and fees on loans	$7,324	$6,704	$20,987	$19,541
Interest on federal funds sold	124	45	210	106
Interest on securities:
Taxable	1,309	1,293	3,997	3,805
Tax-exempt	428	461	1,298	1,432
Dividends and interest on all other securities	50	42	155	106
Total interest and dividend income	9,235	8,545	26,647	24,990

Interest Expense:

Interest on savings deposits	370	261	1,034	735
Interest on time deposits	1,805	1,409	4,888	4,164
Interest on federal funds purchased, securities	291	82	793	223
sold under agreement to repurchase and other
borrowings
Interest on Federal Home Loan Bank advances	740	587	1,875	1,673
Total interest expense	3,206	2,339	8,590	6,795

Net interest income	6,029	6,206	18,057	18,195
Provision for loan losses	300	300	750	650

Net interest income after provision for loan losses	5,729	5,906	17,307	17,545

Noninterest Income:

Income from fiduciary activities	659	622	2,072	1,934
Service charges on deposit accounts	1,285	1,174	3,543	3,199
Other service charges, commissions and fees	456	411	1,355	1,191
Income from bank owned life insurance	130	116	377	342
Gains (loss) on available-for-sale securities, net	1	12	10	211
Other operating income	143	80	374	242
Total noninterest income	2,674	2,415	7,731	7,119

Noninterest Expense:

Salaries and employee benefits	3,690	3,346	10,665	9,814
Occupancy and equipment	818	762	2,320	2,227
Supplies	127	114	361	315
Postage and courier	123	122	357	338
Service fees	195	212	472	433
Data processing	156	140	450	442
Marketing	218	77	469	279
Customer development	148	102	413	291
Employee professional development	128	113	408	361
Other	483	444	1,451	1,307
Total noninterest expenses	6,086	5,432	17,366	15,807

Income before income taxes	2,317	2,889	7,672	8,857
Income tax expense	596	796	2,040	2,365

Net income	$1,721	$2,093	$5,632	$6,492

Basic Earnings Per Share
Average shares outstanding	4,016,070	4,001,129	4,015,866	3,993,011
Net income per share of common stock	$0.43	$0.52	$1.40	$1.63

Diluted Earnings Per Share
Average shares outstanding	4,090,201	4,082,777	4,096,010	4,081,809
Net income per share of common stock	$0.42	$0.51	$1.38	$1.59

Cash Dividends Declared	$0.17	$0.16	$0.49	$0.46